Exhibit 21.1

ALTA MESA HOLDINGS, LP

Subsidiaries

Subsidiary		Jurisdiction of Formation
1.	Alabama Energy Resources LLC	Texas
2.	Alta Mesa Acquisition Sub, LLC	Texas
3.	Alta Mesa Drilling, LLC	Texas
4.	Alta Mesa Eagle, LLC	Texas
5.	Alta Mesa Energy LLC	Texas
6.	Alta Mesa Finance Services Corp.	Delaware
7.	Alta Mesa GP, LLC	Texas
8.	Alta Mesa Services, LP	Texas
9.	AM Idaho LLC	Texas
10.	Aransas Resources, L.P.	Texas
11.	ARI Development, LLC	Delaware
12.	Brayton Management GP II, LLC	Texas
13.	Brayton Management GP, LLC	Texas
14.	Brayton Resources II, L.P.	Texas
15.	Brayton Resources, L.P.	Texas
16.	Buckeye Production Company, LP	Texas
17.	Cairn Energy USA, LLC	Delaware
18.	FBB Anadarko, LLC	Delaware
19.	Galveston Bay Resources, LP	Texas
20.	LEADS Resources, L.L.C.	Texas
21.	Louisiana Exploration & Acquisition Partnership, LLC	Delaware
22.	Louisiana Exploration & Acquisitions, LP	Texas
23.	Louisiana Onshore Properties LLC	Delaware
24.	Navasota Resources, Ltd., LLP	Texas
25.	New Exploration Technologies Company, L.L.C.	Texas
26.	Nueces Resources, LP	Texas
27.	Oklahoma Energy Acquisitions, LP	Texas
28.	Orion Operating Company, LP	Texas
29.	Petro Acquisitions, LP	Texas
30.	Petro Operating Company, LP	Texas
31.	Sundance Acquisition, LLC	Texas
32.	TE TMR, LLC	Texas
33.	Texas Energy Acquisitions, LP	Texas
34.	The Meridian Production, LLC	Texas
35.	The Meridian Resource & Exploration LLC	Delaware
36.	The Meridian Resource, LLC	Delaware
37.	TMR Drilling, LLC	Texas
38.	TMR Equipment, LLC	Texas
39.	Virginia Oil and Gas, LLC	Delaware